Exhibit 10.3

REDWOOD TRUST, INC.

PERFORMANCE STOCK UNIT AWARD AGREEMENT

PERFORMANCE STOCK UNIT AWARD AGREEMENT dated as of [insert date] (the “Award Agreement”), by and between Redwood Trust, Inc., a Maryland corporation (the “Company”), and [First Name] [Last Name], an Employee of the Company (the “Participant”). References to the Company herein shall include the subsidiaries and Affiliates (as defined in Exhibit B).

Pursuant to the Redwood Trust, Inc. Second Amended and Restated 2014 Incentive Award Plan (as may be amended from time to time, the “Plan”), the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that the Participant is to be granted an award of Performance Stock Units for shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), on the terms and conditions set forth herein and on Exhibit A hereto (the “Award”), and the Company hereby grants such Award.   Any capitalized terms not defined herein shall have the meaning set forth in the Plan.

1.            Number of Performance Stock Units Awarded.  This Award Agreement sets forth the terms and conditions of a Performance Stock Unit Award with a target award of [______] shares of Common Stock, as the same may be adjusted to reflect cash dividends declared on the Common Stock pursuant to Section 2 (the “Target Shares”). The number of units representing shares of Common Stock that vest pursuant to this Award (the “Award Shares”) shall be determined based upon the Company’s achievement of the Performance Goals set forth in Exhibit A hereto (the “Performance Goals”) and may range from zero percent (0%) to two hundred fifty percent (250%) of the Target Shares.

2.            Effect of Dividends.   On the last day of the Performance Period (as defined in Exhibit A) (or, in the event the Performance Period ends due to a Change in Control or an Externalization of Management, on the date of such Change in Control or Externalization of Management), the number of Target Shares set forth in Section 1 shall automatically be increased to reflect all cash dividends, if any, which have been declared to all or substantially all holders of the outstanding shares of Common Stock with a record date during the period beginning on the date of this Award Agreement and ending on the last day of the Performance Period (or the date of such Change in Control or Externalization of Management, as applicable) (such period, the “Award Period”).  On such date, the Target Shares shall be automatically increased by an aggregate number of shares determined by multiplying (x) the number of Target Shares set forth in Section 1 by (y) the Dividend Reinvestment Factor (as defined below) with respect to the Award Period.

“Dividend Reinvestment Factor” shall mean, with respect to the Company and a designated period of time, the number of shares of Common Stock that would have been acquired from the reinvestment of cash dividends, if any, which have been declared to all or substantially all holders of the outstanding shares of Common Stock with a record date during such designated period of time, with respect to one share of Common Stock outstanding on the first day of such designated period of time.   Such number of shares shall be determined cumulatively, for each cash dividend declared with a record date during such designated period of time (beginning with the first such cash dividend with a record date during such designated period of time and continuing chronologically with each such subsequent cash dividend declared with a record date during such designated period of time (and in each case other than the first such cash dividend, taking into account any increase in shares resulting from the application of this formula to the chronologically immediately preceding cash dividend)), by multiplying (i) the applicable number of shares of Common Stock immediately prior to the record date of such cash dividend (which in the case of the first such cash dividend declared with a record date during such designated period of time shall be one) by (ii) the per share amount of such cash dividend and dividing the product by the Fair Market Value per share of Common Stock on the ex-dividend date with respect to such dividend. With respect to a Comparator Group Company, Dividend Reinvestment Factor shall be determined in a manner consistent with the foregoing, but in respect of such Comparator Group Company’s common stock.

“Externalization of Management” shall have such meaning defined in the Participant’s employment agreement with the Company or, if no such agreement exists or does exist but does not contain such a definition, shall mean the Company entering into and consummating one or more agreements with one or more External Management Companies, which, when taken together or alone, provide for the external management of all or substantially all of the Company’s assets and/or operations.

“External Management Company” shall mean an entity engaged to externally manage some or all of the Company’s assets and/or operations that is not a majority-owned subsidiary of the Company or otherwise controlled by the Company.

Any calculations made pursuant to this Section 2 shall contemplate any necessary adjustments to the number of Target Shares in accordance with Section 14.2 of the Plan in the event of a Change in Control or an Externalization of Management.

In addition, in accordance with Section 10.2 of the Plan, following the end of the Performance Period (including if the Performance Period ends upon a Change in Control or an Externalization of Management), the Participant will be entitled to a Dividend Equivalent (each, a “DER”) for each earned Award Share, pursuant to which the Participant will be entitled to receive, pursuant to the Plan, an amount equal to the aggregate regular cash dividends with a record date occurring after the final date of the Performance Period (or the date of such Change in Control or Externalization of Management, as applicable) and prior to the delivery and payment date of the Award Share that would have been payable to the Participant with respect to the share of Common Stock underlying the Award Share had it been outstanding on the applicable record date. DERs shall remain outstanding from the final date of the Performance Period (or the date of such Change in Control or Externalization of Management, as applicable) until the earlier of the payment / delivery or forfeiture of the underlying Award Share, at which point, the corresponding DER will be forfeited. Any DER amounts that may become payable in respect of this paragraph shall be paid as and when the dividends in respect of which such DER payments arise are paid to holders of Common Stock.

Any DER amounts that may become payable in respect of the foregoing paragraph and, more generally, any amounts that may become payable in respect of this Section 2 shall be treated separately from the Award Shares and the rights arising in connection therewith for purposes of Section 409A of the Code.

3.            Vesting and Payment/Delivery of Award.   Except as otherwise may be provided in Exhibit A under subclause (i) of “Vesting (Change in Control/Externalization)”, the Award Shares shall vest as of January 1, 2028, if at all, provided that the Committee determines, in its sole discretion, whether and to what extent the Performance Goals set forth in Exhibit A have been attained.   In connection with such determination by the Committee and subject to the provisions of the Plan and this Award Agreement (including Exhibit A), the Participant shall be entitled to vesting of that portion of the Performance Stock Units as corresponds to the Performance Goals attained (as determined by the Committee in its sole discretion) as set forth on Exhibit A.

The Company shall pay and deliver to the Participant the Award Shares, to the extent vested, (i) within 45 days following March 31, 2028 or (ii) within 45 days following any vesting that occurs under the terms of paragraph (a)(ii) or paragraph (b) of the section captioned “Vesting (Change in Control/Externalization)” within Exhibit A, whichever is earlier, subject to withholding in accordance with Section 13. Notwithstanding anything to the contrary contained herein, the exact delivery / payment date of any vested Award Shares shall be determined by the Company in its sole discretion (and the Participant shall not have a right to designate the time of delivery / payment).

4.            Forfeiture of Performance Stock Units.

(a)           Upon:

(i)            the Participant’s Retirement (as defined below) prior to January 1, 2026 (or, if earlier, the expiration of the Performance Period), the Target Shares shall be reduced on a pro-rata basis to reflect (x) the number of days of employment completed during the period beginning on the date of this Agreement divided by (y) 366 (or, if less, the number of days in the Performance Period), and the Award shall continue to be eligible to vest and become payable based on such prorated number of Target Shares and the Performance Goals in accordance with the provisions of Exhibit A; or

(ii)           the Participant’s Termination of Service as an Employee by the Company without Cause (as defined below) prior to the expiration of the Performance Period, the Target Shares shall be reduced on a pro-rata basis to reflect (x) the number of days of employment completed during the period beginning on first day of the Performance Period divided by (y) 1,096 (or, if less, the number of days in the Performance Period), and the Award shall continue to be eligible to vest and become payable based on such prorated number of Target Shares and the Performance Goals in accordance with the provisions of Exhibit A.

(b)          Upon the Participant’s Termination of Service as an Employee due to Retirement on or after January 1, 2026, death or Disability (or, if the Participant is party to an employment agreement with the Company, in accordance with such employment agreement in the case of a Termination of Service for “Good Reason”, as defined in such employment agreement) prior to the expiration of the Performance Period, the Target Shares shall not be reduced, and the Award shall continue to be eligible to vest and become payable based on the number of Target Shares and the Performance Goals in accordance with the provisions of Exhibit A.  Notwithstanding anything herein or in the Plan, for purposes of this Award Agreement, a “Disability” shall only exist if the Participant is “disabled” within the meaning of Section 409A of the Code.

(c)           Upon the Participant’s Termination of Service as an Employee for any reason other than death, Disability, Retirement, or without Cause (or, if the Participant is party to an employment agreement with the Company, for Good Reason), prior to expiration of the Performance Period, all Award Shares shall be forfeited.

For purposes of this Award Agreement, “Cause” shall have such meaning defined in the Participant’s employment agreement with the Company or, if no such agreement exists or does exist but does not contain such a definition, shall mean: (a) the Participant’s failure to competently perform the Participant’s job or duties to the Company, as reasonably determined by the Company, which failure shall continue for thirty (30) days after written notice thereof by the Company to the Participant; (b) any act of negligence or misconduct by the Participant that has had or is reasonably likely to have an adverse effect on, or has injured or harmed or is reasonably likely to injure or harm, the Company or any of its business affairs, reputation, counterparties, employees, agents or vendors; (c) the Participant’s breach of any fiduciary duty or obligation to the Company; (d) (A) the Participant’s breach of any Company policy (including any code of conduct or harassment policies), which is reasonably likely to have an adverse effect on, or has injured or harmed or is reasonably likely to injure or harm, the Company or (B) any breach by the Participant of an agreement with the Company; (e) the Participant’s commission of, indictment for, or plea of nolo contendere to, a felony or any other crime involving moral turpitude; (f) the Participant’s theft, misappropriation, or embezzlement, or attempted theft, misappropriation, or embezzlement, of money or tangible or intangible assets or property of the Company or any of its employees, customers, clients, or others having business relations with any of them; (g) any act of moral turpitude, dishonesty, or similar behavior by the Participant injurious to the interests, property, operations, business or reputation of the Company; or (h) the Participant’s unauthorized use or disclosure of trade secrets or confidential or proprietary information of the Company or pertaining to any of its business or operations.

For purposes of this Award Agreement, “Retirement” shall mean a Termination of Service due to retirement (as determined by the Committee in its sole discretion) if such Termination of Service (i) occurs on or after the completion by the Participant of ten (10) years of employment with the Company (which need not be continuous) and (ii) the sum of the Participant’s age and years of service as an Employee equals or exceeds seventy (70) (in each case measured in years, rounded down to the nearest whole number). Notwithstanding the generality of the foregoing, a Termination of Service shall only constitute a Retirement if the Participant provides the Company with at least 12 months’ written notice of his or her anticipated retirement.

5.            Adjustments.   This Award and the Performance Goals shall be subject to adjustment as set forth in this Award Agreement and the Plan.

6.            At-Will Employment.   This Award Agreement is not an employment contract and nothing in this Award Agreement shall be deemed to create in any way whatsoever any obligation of the Participant to continue as an Employee or Director of the Company or on the part of the Company to continue the employment or other service relationship of the Participant with the Company.  It is understood and agreed to by the Participant that the Award and participation in the Plan does not alter the at-will nature of the Participant’s relationship with the Company (subject to the terms of any separate employment agreement the Participant may have with the Company).  The at-will nature of the Participant’s relationship with the Company can only be altered by a writing signed by both the Participant and the Chief Executive Officer or the President of the Company.

7.            Notices.  Any notice required or permitted under this Award Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Participant either at the Participant’s address set forth below or such other address as the Participant may designate in writing to the Company, and to the Company:  Attention:  Chief Legal Officer, at the Company’s address or such other address as the Company may designate in writing to the Participant.

8.            Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of this Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

9.            Restrictive Covenants; Arbitration. The Participant agrees and acknowledges that the Participant’s right to receive the Award Shares and any DER payments is subject to and conditioned upon the Participant’s continued compliance with the restrictive covenants contained in Exhibit B attached hereto. In addition, the Participant agrees and acknowledges that, subject to the “Injunctive Relief” provisions of Exhibit B attached hereto, any dispute arising with respect to this Award and this Award Agreement will be subject to the Alternative Dispute Resolution provisions set forth in an Employment and Confidentiality Agreement (or any other arbitration or alternative dispute resolution provisions or agreements) by and between the Participant and the Company.

10.          Existing Agreements.  This Award Agreement does not supersede nor does it modify any existing agreements between the Participant and the Company. Notwithstanding the foregoing, if the Participant is a party to an employment agreement with the Company that includes provisions relating to the treatment of equity awards upon termination of the Participant’s employment with the Company, then (i) the terms of this Award Agreement shall supersede the terms of such employment agreement solely with respect to the treatment of the Performance Stock Unit award granted hereby upon termination of the Participant’s employment with the Company due to Retirement as defined herein; and (ii) except as set forth on Exhibit A under “Vesting (Change in Control/Externalization)”, the terms of such employment agreement shall supersede the terms of this Award Agreement solely with respect to the treatment of the Performance Stock Unit award granted hereby upon termination of the Participant’s employment with the Company for any other reason.

11.          Incorporation of Plan.  The Plan is incorporated by reference and made a part of this Award Agreement, and this Award Agreement is subject to all terms and conditions of the Plan as in effect from time to time.

12.          Amendments.    This Award Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

13.          Withholding.  The Company shall withhold, or cause to be withheld, Award Shares or other compensation otherwise vesting or issuable under this Award in satisfaction of any applicable withholding tax obligations. The number of Award Shares which may be so withheld or surrendered shall be limited to the number of Award Shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in the Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income.

14.          Section 409A. Notwithstanding anything to the contrary contained in this Award Agreement, (A) this Award Agreement is intended to comply with or be exempt from Section 409A of the Code and this Award Agreement and the Plan shall be interpreted in a manner consistent with such intent, and any provisions of this Award Agreement or the Plan that would cause the Award to fail to be exempt from or to satisfy the requirements for an effective deferral of compensation under Section 409A of the Code shall have no force and effect, and (B) the exact payment date of the Additional Compensation (as defined below) (if any) shall be determined by the Company in its sole discretion (and the Participant shall not have a right to designate the time of payment). Any right under this Award Agreement to a series of installment payments shall be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in this Award Agreement, no amounts shall be paid to the Participant under this Award Agreement during the six (6)-month period following the Participant’s “separation from service” (within the meaning of Section 409A of the Code) to the extent that the Administrator determines that the Participant is a “specified employee” (within the meaning of Section 409A of the Code) at the time of such separation from service and that paying such amounts at the time or times indicated in this Award Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes), the Company shall pay to the Participant in a lump-sum all amounts that would have otherwise been payable to the Participant during such six (6)-month period under this Award Agreement.

15.          Clawback; Additional Compensation.

(a)           The Award and the shares of Common Stock issuable hereunder shall be subject to the Policy for Recovery of Erroneously Awarded Compensation adopted by the Company’s Board on November 2, 2023, as the same may be modified or supplemented from time to time by the Board in order to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law, and any rules and regulations promulgated thereunder (the “Clawback Policy”).

(b)          To the extent this Award constitutes Incentive-Based Compensation to which the Clawback Policy applies, and if the Company is required to prepare a Restatement that results in a restated Financial Reporting Measure being positively impacted (i.e., being increased rather than decreased), then the Participant shall be entitled to receive an amount equal to the difference between the amount the Participant should have “received” (within the meaning of the Clawback Policy) (i.e., based on the restated Financial Reporting Measure) and the amount the Participant received (i.e., based on the original, non-restated Financial Reporting Measure) (the “Additional Compensation”). The amount of the Additional Compensation shall be determined by the Board or its Compensation Committee in its sole discretion in a manner consistent with the Clawback Policy (to the extent applicable), and shall be paid in cash on December 1, 2031. Capitalized terms in this Section 15(b) that are not defined in this Award Agreement shall have such definitions as set forth in the Clawback Policy. The Additional Compensation opportunity will terminate, and the Participant shall forfeit such opportunity, automatically when the Company does not have a class of securities listed on a national securities exchange or association (the “Delisting”); provided, however, that the Participant shall remain entitled to receive any Additional Compensation relating to a prior Restatement that has not yet been paid as of the Delisting.

For the avoidance of doubt, the Participant shall be entitled to receive payment of such Additional Compensation (if any) with respect to this Award only once (i.e. pursuant only to this Section 15(b)), and not additionally, pursuant to any other term(s) of this Award Agreement or the Plan (i.e., by taking the position that the Participant is entitled to the amount pursuant to the Award Agreement and without regard to this Section 15(b)).

[Signature page follows…]

IN WITNESS WHEREOF, the parties have executed this Award Agreement on the day and year first above written.

REDWOOD TRUST, INC.

By:
[insert name]
[insert title]
One Belvedere Place, Suite 300
Mill Valley, CA 94941

The undersigned hereby accepts and agrees to all the terms and provisions of this Award Agreement and to all the terms and provisions of the Plan herein incorporated by reference.

[First Name] [Last Name]
c/o Redwood Trust, Inc.
One Belvedere Place, Suite 300
Mill Valley, CA 94941

Exhibit A

Performance Goals

“Performance Period”: The period beginning on January 1, 2025 and ending on the earliest of (i) December 31, 2027, (ii) the date of the consummation of a Change in Control or (iii) the date of the consummation of an Externalization of Management (the “Performance Period”).

Performance Goals: The number of Award Shares which will be eligible for vesting (the “Eligible Award Shares”), if any, shall be determined based upon the Company’s achievement during the Performance Period of cumulative book value total shareholder return, cumulative relative total shareholder return and cumulative absolute total shareholder return goals during the Performance Period, each as further described and defined below.

The number of Eligible Award Shares (prior to the application of any Dividend Reinvestment Factor) shall be equal to sum of:

(i) two-thirds of the total number of Target Shares multiplied by the bvTSR Vesting Percentage, plus

(ii) one-third of the total number of Target Shares multiplied by the rTSR Vesting Percentage;

provided, however, that if the Company’s TSR (as defined below) for the Performance Period is less than 0%, then the maximum number of Eligible Award Shares shall be 100% of the Target Shares (prior to the application of any Dividend Reinvestment Factor); and provided further that, in no event shall the number of Eligible Award Shares exceed 250% or be less than 0% of the Target Shares (prior to the application of any Dividend Reinvestment Factor).

The “bvTSR Vesting Percentage” shall be the percentage amount corresponding to the Company’s achievement of bvTSR (as defined below) during the Performance Period, determined in accordance with the table below:

bvTSR	bvTSR Vesting Percentage
Less than 50% of bvTSR Goal	0%
50% of bvTSR Goal	50%
100% of bvTSR Goal	100%
150% or greater of bvTSR Goal	250%

If the bvTSR performance results fall between two goals in the table above, the bvTSR Vesting Percentage shall be determined based on a straight-line, mathematical interpolation between the applicable amounts.

The “rTSR Vesting Percentage” shall be the percentage amount corresponding to the Company’s achievement of rTSR (as defined below) during the Performance Period, determined in accordance with the table below:

rTSR	rTSR Vesting Percentage
Less than 27.5th percentile	0%
27.5th percentile	50%
55th percentile	100%
82.5th percentile or greater	250%

If the rTSR performance results fall between two goals on the table above, the rTSR Vesting Percentage shall be determined based on a straight-line, mathematical interpolation between the applicable amounts.

For example, if (i) this Award covers 99 Target Shares, (ii) the Company’s bvTSR during the Performance Period was 110% of the bvTSR Goal, and (iii) the Company’s rTSR during the Performance Period was at the 68.75th percentile, then the number of Eligible Award Shares would be equal to (130% of 66) plus (175% of 33), or 143.55 (assuming that the Company’s TSR achieved during the Performance Period was not negative), prior to the application of any Dividend Reinvestment Factor.

Notwithstanding the foregoing, in the event that a Change in Control or an Externalization of Management occurs and the Participant either (i) remains in continuous employment until immediately prior to the earlier of such Change in Control or Externalization of Management or (ii) experienced a Termination of Service as an Employee prior to the earlier of such Change in Control or Externalization of Management and the Award Shares are not subject to forfeiture in connection with such termination under Section 4(c) of this Award Agreement (including without limitation in connection with a Termination of Service by the Participant for Good Reason in accordance with the Participant’s employment agreement), then the Performance Period will end upon the earlier of such Change in Control and Externalization of Management, and the number of Eligible Award Shares will be determined by reference to (i) bvTSR being deemed equal to 100% of the bvTSR Goal and (ii) the Company’s Relative TSR and TSR achieved during the shortened Performance Period.

For example, if (i) this Award covers 99 Target Shares, (ii) a Change in Control occurred one year after the commencement date of a Performance Period, and (iii) the Company’s Relative TSR for such then-shortened Performance Period was at the 41.25th percentile, then for purposes of determining the number of Eligible Award Shares, bvTSR would be deemed equal to 100% of the bvTSR Goal and the number of Eligible Award Shares would be equal to (100% of 66) plus (75% of 33), or 90.75 (assuming the Company’s TSR achieved during such then-shortened Performance Period is not negative), prior to the application of any Dividend Reinvestment Factor.

Vesting (Change in Control/Externalization):

(a) If the Performance Period ends due to the occurrence of the earlier of a Change in Control or an Externalization of Management and:

(i)	the Participant remains in continuous employment until the date of such Change in Control or Externalization of Management, then any Eligible Award Shares that become eligible for vesting due to the Change in Control or Externalization of Management shall remain outstanding and eligible to vest on January 1, 2028, subject only to continued employment through such date. However, if the Participant experiences a Qualifying Termination (as defined below) upon or following such Change in Control or Externalization of Management but prior to or on January 1, 2028, then any Eligible Award Shares shall vest as of immediately prior to such termination; or

(ii)	the Participant experienced a Termination of Service as an Employee, prior to the date of the earlier of the Change in Control or Externalization of Management, due to death, Disability, Retirement, or without Cause (or, if the Participant is party to an employment agreement with the Company, for Good Reason), in any case, then any Eligible Award Shares that become eligible for vesting due to the Change in Control or Externalization of Management shall vest immediately prior to such Change in Control or Externalization of Management.

(b) Notwithstanding the foregoing, in the event that a successor corporation in a Change in Control refuses to assume or substitute for the Award, then any Eligible Award Shares that become eligible for vesting due to the Change in Control shall vest immediately prior to such Change in Control.

Definitions:

“Acquisition-Related Accounting Items” shall mean any of the following relating to business acquisitions undertaken by the Company or any of its subsidiaries:

(i) amortization of intangible assets recorded under the acquisition method of accounting pursuant to ASC 805;

(ii) changes in the fair value of contingent consideration recorded as part of purchase consideration under the acquisition method of accounting pursuant to ASC 805;

(iii) amortization of stock-based compensation expense recorded for shares of common stock (or other securities or similar instruments) issued in connection with, or related to, acquisitions; and

(iv) other acquisition-related accounting items that are similar in nature to any of foregoing items and/or the reversal of the impact of which would otherwise be consistent with the foregoing, in each case as determined by the Administrator.

“Book Value Per Share” means, as of a specified date, book value per share of Common Stock, as determined in accordance with GAAP, as of such specified date (or, if such specified date does not fall on the final day of a calendar quarter (i.e., a March 31, June 30, September 30, or December 31), then as of the final day of the calendar quarter immediately preceding such specified date) as calculated in accordance with the same methodology used to report GAAP book value per share as of the final day of such calendar quarter within the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, filed with the Securities and Exchange Commission; provided that:

(i) to the extent there are changes in GAAP accounting principles (or the methods of applying any of them to the Company due to a change from one principle to another principle when there are two or more generally accepted accounting principles that apply or when the accounting principle formerly used is no longer generally accepted) on or subsequent to the first date of the Performance Period (collectively, “GAAP Changes”) that result in recording, in accordance with GAAP, one or more one-time cumulative effect adjustments to retained earnings which, all other factors being equal, have an aggregate net impact on Book Value Per Share as of a specified date of more than $0.10 per share, then Book Value Per Share for such specified date shall be deemed equal to Book Value Per Share calculated as of such specified date after reversing the aggregate net impact of such one-time cumulative effect adjustments to retained earnings;

(ii) to the extent there are changes to applicable tax laws or regulations or interpretations thereof (including the enactment or promulgations of new tax laws, regulations, or tax accounting methodologies or changes in the applicability of existing tax laws, regulations, or tax accounting methodologies to the Company) on or subsequent to the first date of the Performance Period (collectively, “Tax Changes”) that result in recording, in accordance with GAAP, one or more one-time tax benefits or tax provisions which, all other factors being equal, have an aggregate net impact on Book Value Per Share as of a specified date of more than $0.10 per share, then Book Value Per Share for such specified date shall be deemed equal to Book Value Per Share calculated as of such specified date after reversing the aggregate net impact of such one-time tax benefits and tax provisions;

(iii) to the extent there are GAAP Changes and Tax Changes subsequent to the first date of the Performance Period that have an aggregate impact (as determined under clauses (i) and (ii) above), all other factors being equal, on Book Value Per Share as of a specified date of more than $0.10 per share, then Book Value Per Share for such specified date shall be deemed equal to Book Value Per Share calculated as of such specified date after reversing the aggregate net impact of such one-time cumulative effect adjustments to retained earnings and such one-time tax benefits and tax provisions;

(iv) to the extent there are Acquisition-Related Accounting Items (defined above) recorded on or subsequent to the first date of the Performance Period that impact book value per share of Common Stock, as determined in accordance with GAAP, as of any specified date subsequent to the first date of the Performance Period, the Book Value Per Share for such specified date shall be deemed equal to Book Value Per Share calculated as of such specified date after reversing the net impact of such Acquisition-Related Accounting Items; and

(v) to the extent that any year-end annual compensation award letter issued to the Participant by the Company relating to any of calendar years 2024 through 2027 (inclusive) sets forth any methodology for calculating any non-GAAP “Financial Reporting Measure” that includes adjustments (“Specified Adjustments”) to GAAP relating to (a) any valuation allowance on long-lived deferred tax assets and/or (b) any impact of variance from designated consolidation treatment of specified entities, then to the extent any Specified Adjustments are made with respect to any such year with respect to any such Financial Reporting Measures, then Book Value Per Share for such specified date in any such year shall be deemed equal to Book Value Per Share calculated as of such specified date after also applying the impact of such Specified Adjustments.

“bvTSR” means the quotient, expressed as a percentage, obtained by dividing:

(i) the sum of:

(x) Book Value Per Share as of the Valuation Date, plus

(y) the total of all cash dividends per share of Common Stock declared to all or substantially all holders of outstanding shares of Common Stock with a record date during the Performance Period, minus

(z) Book Value Per Share as of the beginning of the Performance Period;

by,

(ii) Book Value Per Share as of the beginning of the Performance Period.

“bvTSR Goal” means 25%.

“Comparator Group Companies” means only those entities that are set forth on Schedule I attached hereto (collectively, the “Comparator Group”); provided, however, that if a Comparator Group Company is acquired or otherwise ceases to have a class of equity securities that is both registered under the Securities Exchange Act of 1934 and actively traded on a U.S. public securities market, such Comparator Group Company may be removed from the Comparator Group at the discretion of the Administrator, or, in the event of an acquisition or Bankruptcy Event (as defined below), shall be deemed to have the Per Share Price as of such acquisition or Bankruptcy Event as set forth herein.

“GAAP” means generally accepted accounting principles in the United States as in effect as of an applicable date or during an applicable reporting period.

“Good Reason” shall have such meaning defined in the Participant’s employment agreement with the Company. Following a Change in Control or an Externalization of Management (as applicable), if no such agreement exists or does exist but does not contain such a definition, “Good Reason” shall mean the occurrence of any one or more of the following events, without the Participant’s prior written consent: (a) a material reduction (at the direction of the Company) in the value of the Participant’s total compensation package (salary, wages, bonus opportunity, equity or other long-term incentive award opportunities, and benefits) if such a reduction is not linked to the performance of the Company or one or more of its business units or subsidiaries or made in proportion to an across-the-board reduction for all similarly-situated employees of the Company or the applicable business unit or employing subsidiary; or (b) the relocation of the Participant’s principal Company office to a location more than 25 miles from its location as of the date of the Participant’s Participation Notice, except for required travel on the Company’s business to the extent necessary to fulfill the Participant’s obligations to the Company or any of its subsidiaries or affiliates.  Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless: (1) the Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within 90 days after the date of the occurrence of any event that the Participant knows or should reasonably have known to constitute Good Reason; (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice; and (3) the effective date of the Participant’s termination for Good Reason occurs no later than 30 days after the expiration of the Company’s cure period.

“Per Share Price” means, with respect to the Company and any Comparator Group Company, the average of the closing prices of the applicable company’s common stock during the sixty (60) consecutive trading days ending on the Valuation Date, adjusted to reflect the reinvestment of any cash dividends declared to all or substantially all holders of the outstanding shares of such company’s common stock with a record date during the calculation period; provided, however, that for purposes of calculating the Company’s Per Share Price (i) in the event of a Change in Control, the Per Share Price shall be the price per share of Common Stock paid in connection with such Change in Control or, to the extent that the consideration in the Change in Control transaction is paid in stock of the acquiror or its affiliate, then, unless otherwise determined by the Administrator (including in connection with valuing any shares that are not publicly traded), Per Share Price shall mean the value of the consideration paid per share of Common Stock based on the average of the closing trading prices of a share of such acquiror stock on the principal exchange on which such shares are then traded for each trading day during the five consecutive trading days ending on and including the date on which a Change in Control occurs and (ii) in the event of an Externalization of Management, the Per Share Price shall be the closing price of the Company’s common stock on the date on which the Externalization of Management occurs.

“Qualifying Termination” means the Participant’s Termination of Service as an Employee (i) due to the Participant’s death, Disability or Retirement or (ii) upon or following a Change in Control or an Externalization of Management, either by the Company without Cause or by the Participant for Good Reason; provided, however, that a Qualifying Termination shall not include a Termination of Service on or following an Externalization of Management that occurs in connection with the Participant’s failure to accept an offer of employment from an External Management Company (or an affiliate thereof) on terms and conditions that are substantially comparable to his or her terms and conditions of employment with the Company and its Affiliates immediately prior to such Externalization of Management.

“Relative TSR” or “rTSR” means, with respect to the Performance Period, the Company’s TSR, as a percentile with respect to the range of TSRs of each of the Comparator Group Companies.

“Termination of Service” shall have such meaning set forth in the Plan; provided, however, that for purposes of this Award and the Plan, (i) the Participant shall not be deemed to have a Termination of Service solely if the Participant terminates employment with the Company or an Affiliate and the Participant contemporaneously commences employment or service with the External Management Company following an Externalization of Management and (ii) the Participant will be deemed to have a Termination of Service when the Participant’s employment or service with the External Management Company or its affiliate ceases for any reason.

“TSR” means, for the Performance Period, the Company’s or a Comparator Group Company’s cumulative total shareholder return (rounded to the nearest hundredth), expressed as a percentage, determined as the quotient obtained by dividing:

(A) the sum of:

(x) the Per Share Price as of the Valuation Date, plus

(y) the Per Share Price as of the Valuation Date multiplied by the Dividend Reinvestment Factor with respect to the Performance Period,

by,

(B) the “Designated Initial Share Price” as of the first day of the Performance Period, as defined and set forth on Schedule I hereto with respect to the Company and each of the Comparator Group Companies under the heading “Designated Initial Share Price”.

Notwithstanding the foregoing, the Committee shall make appropriate adjustments in calculating TSR (i) to reflect any dividends which may be declared or have a record date during the sixty (60) consecutive trading days prior to the end of the Performance Period, as determined by the Committee in its sole discretion and (ii) to take into account the impact on TSR of any Specified Adjustment.in a manner consistent with how, if at all, any such Specified Adjustment impacts Book Value Per Share with respect to any specified date within the Performance Period.

In addition, TSR for a Comparator Group Company will be deemed to be negative one hundred percent (-100%) if the Comparator Group Company (i) files for bankruptcy, reorganization or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within thirty (30) days; or (iii) is the subject of a stockholder approved plan of liquidation or dissolution (the preceding clauses (i) through (iii) being collectively referred to herein as “Bankruptcy Events”).

“Valuation Date” means December 31, 2027; provided, however, that in the event of a Change in Control or Externalization of Management that occurs prior to December 31, 2027, the Valuation Date shall mean the date of the earlier of the Change in Control or Externalization of Management, as applicable.

Schedule I

Comparator Group Companies

The “Designated Initial Share Price” for the Company and each of the Comparator Group Companies listed below, as of the first day of the Performance Period, is the average of the closing prices of the applicable company’s common stock during the sixty (60) consecutive trading days beginning on the first trading day in the Performance Period, adjusted to reflect any cash dividends declared to all or substantially all holders of the outstanding shares of such company’s common stock with a record date during such 60-trading day period.

The Company and the Participant agree that upon the availability of the Designated Initial Share Price for the Company and each of the Comparator Group Companies listed below, a replacement for this Schedule I shall be attached to this Award Agreement that inserts each of the Designated Initial Share Prices in the spaces provided below.

Company:	Designated Initial Share Price:
Redwood Trust, Inc. (RWT)	[$xx.xx]

Comparator Group Company:	Designated Initial Share Price:
[insert]	[$xx.xx]
[insert]	[$xx.xx]
[insert]	[$xx.xx]
[insert]	[$xx.xx]
[insert]	[$xx.xx]
[insert]	[$xx.xx]
[insert]	[$xx.xx]
[insert]	[$xx.xx]
[insert]	[$xx.xx]
[insert]	[$xx.xx]
[insert]	[$xx.xx]
[insert]	[$xx.xx]
[insert]	[$xx.xx]
[insert]	[$xx.xx]

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Exhibit B - Restrictive Covenants

1.	Non-Disparagement. Subject to the “Exceptions” set forth in Section 4 of this Exhibit B, while providing services to the Company and thereafter, the Participant agrees not to make negative comments or statements about, or otherwise criticize or disparage, in any format or through any medium, the Company or any entity controlled by, controlling or under common control with the Company (“Affiliates”) or any of the officers, directors, managers, employees, services, operations, investments or products of the Company or any of its Affiliates. For purposes of the foregoing sentence, disparagement shall include, but not be limited to, negative comments or statements intended or reasonably likely to be harmful or disruptive to a person’s or entity’s respective business, business reputation, business operations, or personal reputation.

2.	Non-Solicitation. (A) While providing services to the Company and, for a period of one (1) year thereafter, the Participant shall not directly or indirectly solicit, induce, or encourage any employee or consultant of any of the Company and its subsidiaries or Affiliates to terminate their employment or other relationship with the Company and its Affiliates or to cease to render services to any of the Company and its subsidiaries or Affiliates, and the Participant shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity. (B) While providing services to the Company and, for a period of one (1) year thereafter, the Participant shall not solicit, induce, or encourage any customer of, client of, vendor of, or other party doing business with any of the Company and its subsidiaries or Affiliates to terminate its relationship therewith or transfer its business from any of the Company and its subsidiaries or Affiliates, and the Participant shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

•	If the Participant resides or works in California or California law applies, this Section 2 shall not apply after the Participant’s employment with the Company ends. However, any conduct relating to the solicitation of the Company’s employees, customers, clients, vendors or other parties doing business with any of the Company and its subsidiaries or Affiliates that involves the misappropriation of the Company’s trade secret or confidential information, such as its protected customer information, will remain prohibited conduct at all times, and nothing in this Award Agreement shall be construed to limit or eliminate any rights or remedies the Company would have against the Participant under trade secret law, unfair competition law, or other laws applicable in California absent this Award Agreement.

•	If the Participant resides or works in New York or New York law applies, the post-employment restrictions in clause (B) of this Section 2 shall not apply to any customer, client, vendor, or other party doing business with any of the Company and its subsidiaries or Affiliates who the Participant had a previous business relationship with before employment with the Company.

•	If the Participant resides or works in Colorado or Colorado law applies, the definition of “customer of, client of, vendor of, or other party doing business with any of the Company and its subsidiaries or Affiliates” for purposes of this Section 2 shall be modified to cover only those clients, customers, vendors or other parties doing business with any of the Company and its subsidiaries or Affiliates with respect to which Participant was provided trade secrets or confidential information during Participant’s employment by the Company. Participant hereby stipulates that the provisions of this Section 2 are reasonable and necessary for the protection of trade secrets within the meaning Colo. Rev. Stat. § 8-2-113(2)(b) (the “Colorado Noncompete Act”). Accordingly, Participant and the Company agree that the provisions of this Section 2 are reasonable and necessary for the protection of the Company’s trade secrets and confidential information. Participant hereby acknowledges that Participant received notice of these non-solicitation covenants at least fourteen (14) days before the earlier of the effective date of this Award Agreement or the effective date of any additional compensation or change in the terms or conditions of employment that provides consideration for such covenants.

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3.	Confidentiality. Subject to the “Exceptions” set forth in Section 4 of this Exhibit B, the Participant shall keep secret and retain in the strictest confidence all confidential, proprietary and non-public matters, tangible or intangible, of or related to the Company, its stockholders, subsidiaries, affiliates, successors, assigns, officers, directors, attorneys, fiduciaries, representatives, employees, licensees and agents including, without limitation, trade secrets, business strategies and operations, seller, counterparty and customer lists, manufacturers, vendors, material suppliers, financial information, personnel information, legal advice and counsel obtained from counsel, information regarding litigation, actual, pending or threatened, research and development, identities and habits of employees and agents and business relationships, and shall not disclose them to any person, entity or any federal, state or local agency or authority, except as may be required by law; provided that, in the event disclosure is sought as a result of any subpoena or other legal process initiated against the Participant, the Participant shall immediately give the Company’s Chief Legal Officer written notice thereof in order to afford the Company an opportunity to contest such disclosure (such notice to be delivered to: Redwood Trust, Inc., One Belvedere Place, Suite 300, Mill Valley, CA, 94941, Attn: Chief Legal Officer).

4.	Exceptions. Nothing herein shall prohibit or restrict the Participant from: (i) making any disclosure of information required by law; (ii) disclosing or discussing any conduct that the Participant in good faith believes is unlawful, including discrimination or harassment, or providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s Human Resources, Legal, or Compliance Departments; (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, any federal, state or municipal law relating to fraud or any rule or regulation of any self-regulatory organization; or (iv) filing a charge with, reporting possible violations to, or participating or cooperating with the Securities and Exchange Commission or any other federal, state or local regulatory body or law enforcement agency (each a “Governmental Agency”). Nothing herein shall be construed to limit the Participant’s right to receive an award for any information provided to a Governmental Agency in relation to any whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation. In addition, notwithstanding the foregoing obligations, pursuant to 18 U.S.C. § 1833(b), the Participant understands and acknowledges that the Participant shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

5.	Injunctive Relief. It is expressly agreed by Participant that each breach of the restrictive covenants set forth in this Exhibit B is a distinct and material breach of the attached Award Agreement and that solely a monetary remedy would be inadequate, impracticable and extremely difficult to prove, and that each such breach would cause the Company irreparable harm. It is further agreed that, notwithstanding any other terms of the attached Award Agreement, in addition to any and all remedies available at law or equity (including money damages), the Company shall be entitled to temporary and permanent injunctive relief to enforce the restrictive covenants set forth in this Exhibit B, in accordance with applicable law. It is further agreed that the Company shall be entitled to seek such equitable relief in any forum, including a court of law, notwithstanding the provisions of any arbitration or other alternative dispute resolution provisions or agreement between the undersigned and the Company. The Company may pursue any of the remedies described herein concurrently or consecutively in any order as to any such breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any of the other such remedies.

6.	Reasonableness/Blue Pencil Doctrine. The Participant understands that the restrictive covenants and other terms set forth in this Exhibit B are intended to protect the Company’s (and its subsidiaries’ and affiliates’) established employee, customer, client, vendor and/or counterparty relations, and the general goodwill of the business of the Company and its subsidiaries and affiliates. The Participant and the Company agree that the covenants set forth in this Exhibit B are reasonable with respect to duration, geographical area, and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Exhibit B is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Exhibit B shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

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